Exhibit 2.3

Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

By and Among

ELIEM THERAPEUTICS, INC.,

ATHENA MERGER SUB INC.

ATHENEN THERAPEUTICS, INC.,

AI ETI LLC,

AS ELIEM REPRESENTATIVE

and

ADAM ROSENBERG

AS ATHENEN REPRESENTATIVE

October 15, 2020

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of October 15, 2020, by and among Eliem Therapeutics, Inc., a Delaware corporation (“Eliem”), Athenen Therapeutics, Inc., a Delaware corporation (“Athenen”), Athena Merger Sub Inc. (“Merger Sub”), AI ETI LLC, a Delaware limited liability company, solely in its capacity as Eliem’s representative (the “Eliem Representative”), and Adam Rosenberg, an individual, solely in his capacity as Athenen’s representative (the “Athenen Representative” and together with the Eliem Representative, the “Representatives”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Eliem and Athenen desire to enter into a business combination transaction pursuant to which Merger Sub will merge with and into Athenen with Athenen surviving as the surviving corporation and wholly owned subsidiary of Eliem (the “Merger”);

WHEREAS, the Boards of Directors of each of Athenen, Merger Sub and Eliem have determined that the Merger, upon the terms and subject to the conditions set forth in this Agreement, would be advisable and in the best interests of their respective corporations and stockholders;

WHEREAS, each of the parties intend that (i) the Merger shall qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g) and 1.368-3(a); and

WHEREAS, such Boards of Directors have approved this Agreement and the Merger, pursuant to which (a) each share of Common Stock, par value $0.001 per share, of Athenen, issued and outstanding as of immediately prior to the Effective Time (the “Athenen Common Stock”), other than Dissenting Shares, shall be exchanged for the right to receive one (1) fully paid and nonassessable share of Eliem common stock, par value $0.0001 per share (the “Eliem Common Stock”), as set forth below, (b) each share of Series Seed Preferred Stock, par value $0.001 per share, of Athenen, issued and outstanding as of immediately prior to the Effective Time (the “Athenen Preferred Stock”), other than the Dissenting Shares, shall be exchanged for the right to receive one (1) fully paid and nonassessable share of Eliem Series A preferred stock, par value $0.0001 per share (the “Eliem Series A Preferred Stock”), as set forth below, (c) each option to purchase shares of Athenen Common Stock shall be converted into and become an option to purchase the same number of shares of Eliem Common Stock, as set forth below and (d) all other capital stock and securities of Athenen, and all options, warrants or rights to purchase such capital stock or other securities outstanding shall be automatically canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered in exchange therefor.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereunder, the parties hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into Athenen at the Effective Time (as defined below). At the Effective Time, the separate existence of Merger Sub shall cease, and Athenen shall continue as the surviving corporation and wholly owned subsidiary of Eliem. As used herein, “Surviving Corporation” shall mean and refer to Athenen, at and after the Effective Time, as the surviving corporation in the Merger.

SECTION 1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 6.01, and subject to the satisfaction or waiver of the conditions set forth in Article V, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Boston time on a date that is within two (2) business days following the satisfaction or waiver of the conditions set forth in Article V (the “Closing Date”), via the remote exchange of documents and filings, unless another date, time or place is agreed to in writing by the parties hereto.

SECTION 1.03 Effective Time. As of the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger substantially in the form of Exhibit A hereto (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, `executed in accordance with the relevant provisions of the DGCL (the date and time of the filing of such Certificate of Merger with the Delaware Secretary of State being the “Effective Time”).

SECTION 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.05 Certificate of Incorporation; Bylaws. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to be in the form attached hereto as Exhibit B (the “Surviving Corporation Charter”) and without any further action on the part of Athenen, Merger Sub or Eliem the bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Surviving Corporation.

SECTION 1.06 Directors; Officers. Any remaining directors and officers of Athenen shall resign or be removed at the Effective Time and, except as set forth in Section 5.03 (d) herein, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CORPORATIONS

SECTION 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Athenen, Eliem, or any Eliem or Athenen stockholder:

(a) Conversion of Athenen Common Stock. In consideration of the transactions contemplated herein, at the Effective Time, each share of Athenen Common Stock, other than Dissenting Shares, shares owned by Eliem and shares held in Athenen’s treasury, shall be converted into the right to receive one (1) share of fully paid and nonassessable Eliem Common Stock.

(b) Vesting of Eliem Common Stock. Except as otherwise accelerated by the Board of Directors of Athenen (the “Athenen Board”) as set forth on Schedule 2.01(b), subject to the closing of the Merger, if any shares of Athenen Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with Athenen (each, an “Athenen Restricted Stock Agreement,” and such shares, “Athenen Restricted Stock”)), then the Eliem Common Stock issued in exchange for such shares of Athenen Restricted Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture and will otherwise continue to be subject to provisions of such Athenen Restricted Stock Agreement, and such Eliem Common Stock shall accordingly be marked with appropriate legends. The Merger shall constitute a “Corporate Transaction” for purposes of (i) Section 24(b) of the Athenen Plan (as defined below) and Section 2.1(f) of those Athenen Restricted Stock Agreements issued under the Athenen Plan and (ii) purposes of Section 2(d) of those Athenen Restricted Stock Agreements not issued under the Athenen Plan, in each case such that, from and after the Effective Time, Eliem shall be entitled to exercise any repurchase option, lapsing forfeiture right or other right set forth in each such Athenen Restricted Stock Agreement. For clarity, the Merger will constitute a “Change of Control” under and as defined in, and for purposes of, each such Athenen Restricted Stock Agreement where such term is used.

(c) Conversion of Athenen Preferred Stock. In consideration of the transactions contemplated herein, at the Effective Time, each share of Athenen Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shares owned by Eliem and shares held in Athenen’s treasury, shall be converted into the right to receive one (1) share of fully paid and nonassessable Eliem Series A Preferred Stock.

(d) Athenen Options.

(i) Each option to purchase shares of Athenen Common Stock (an “Athenen Option”) that is outstanding and unexercised immediately prior to the Effective Time under the Athenen 2019 Equity Incentive Plan (the “Athenen Plan”), whether or not vested, shall be converted into and become an option to purchase the same number of shares of Eliem Common Stock, and Eliem shall assume the Athenen Plan and each such Athenen Option in accordance with the terms (as in effect as of the date of this Agreement) of the Athenen Plan and the terms of the stock option agreement by which such Athenen Option is evidenced, as the vesting of any such Athenen Option may be accelerated by the Athenen Board in connection with the Merger as set forth on Schedule 2.01(d)(i). Any Athenen Options not issued under the Athenen Plan shall be cancelled immediately prior to the Effective Time. All rights with respect to Athenen Common Stock under Athenen Options assumed by Eliem shall thereupon be converted into rights with respect to Eliem Common Stock. Accordingly, from and after the Effective Time: (A) each Athenen Option assumed by Eliem may be exercised solely for shares of Eliem Common Stock; (B) the number of shares of Eliem Common Stock subject to each Athenen Option assumed by Eliem shall be equal to the number of shares of Athenen Common Stock that were subject to such Athenen Option, as in effect immediately prior to the Effective Time; (C) the per share exercise price for the Eliem Common Stock issuable upon exercise of each Athenen Option assumed by Eliem shall be equal to the per share exercise price of Athenen Common Stock subject to such Athenen Option, as in effect immediately prior to the Effective Time; (D) any restriction on the exercise of any Athenen Option assumed by Eliem shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Athenen Option shall otherwise remain unchanged; and (E) with respect to each Athenen Option containing a “change of control” provision, such provision shall continue in force in accordance with its terms; provided, however, that: (1) to the extent provided under the terms of a Athenen Option, such Athenen Option assumed by Eliem in accordance with this Section 2.01(d)(i) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Eliem Common Stock subsequent to the Effective Time; and (2) the Board of Directors of Eliem (the “Eliem Board”) or a committee thereof shall succeed to the authority and responsibility of the Athenen Board or any committee thereof with respect to each Athenen Option assumed by Eliem. Notwithstanding anything to the contrary in this Section 2.01(d)(i), the conversion of each Athenen Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) into an option to purchase shares of Eliem Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Athenen Option shall not constitute a “modification” of such Athenen Option for purposes of Section 409A or Section 424 of the Code. For clarity, the Merger will constitute a “Change of Control” under and as defined in, and for purposes of, each such Athenen Option where such term is used.

(ii) Prior to the Effective Time, the Athenen Board shall take all actions that may be necessary (under the Athenen Plan and otherwise) to effectuate the provisions of Section 2.01(d)(i) and to ensure that, from and after the Effective Time, holders of Athenen Options have no rights with respect thereto other than those specifically provided in Section 2.01(d)(i).

(e) Cancellation and Retirement of All Other Athenen Capital Stock. Except as provided for in Sections 2.01(a) through (d) above, all capital stock and securities of Athenen, and all warrants or rights to purchase such capital stock or other securities outstanding or held in Athenen’s treasury immediately prior to the Effective Time shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Athenen capital stock shall cease to have any rights with respect thereto.

(f) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, all shares of Athenen capital stock which were outstanding on the date for the determination of stockholders entitled to vote on the Merger held by holders who have perfected their rights to appraisal and payment in accordance with Section 262 of the DGCL, and who has not effectively withdrawn or lost such holder’s appraisal rights (the “Dissenting Shares”) shall not be cancelled and retired, but instead, the holders thereof shall be entitled to have their shares purchased for cash at the fair market value of such Dissenting Shares as agreed upon or determined in accordance with the applicable provisions of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment, such holder’s shares of Athenen capital stock shall thereupon be deemed to have been cancelled and retired as of the Effective Time. If a holder of Athenen capital stock shall become entitled to receive payment for such Athenen capital stock pursuant to the applicable provisions of the DGCL, then such payment shall be made by the Surviving Corporation. Athenen shall give the Surviving Corporation prompt notice of any demand received by Athenen for appraisal of Athenen capital stock or notice of exercise of an Athenen stockholder’s appraisal rights, and the Surviving Corporation shall have the right to control all negotiations and proceedings with respect to any such demand. Athenen agrees that, except Eliem’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of appraisal rights.

(g) Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time). Each stock certificate evidencing ownership of any shares of Merger Sub capital stock will evidence ownership of such shares of the Surviving Corporation.

SECTION 2.02 Closing of Athenen Transfer Books. At the Effective Time, the stock transfer books of Athenen shall be closed and no further registration of transfers of Athenen capital stock shall thereafter be made.

SECTION 2.03 Delivery of Stock Certificates, Letter of Transmittal and Joinder Agreement. The stock certificates representing the Eliem Common Stock and Eliem Series A Preferred Stock shall be delivered to each holder of Athenen Common Stock and Athenen Preferred Stock, as applicable, only upon the surrender by such stockholder of the stock certificate formerly representing such Athenen Common Stock and Athenen Preferred Stock, as the case may be (or, lieu thereof, a lost certificate affidavit in form and substance reasonably acceptable to Eliem), and execution of a letter of transmittal in substantially the form attached hereto as Exhibit C, a joinder agreement in substantially the form attached hereto as Exhibit D (a “Joinder Agreement”) and, with respect to each holder of Athenen Preferred Stock, a counterpart signature page to Eliem’s Voting Agreement, Right of First Refusal and Co-Sale Agreement and Investors’ Rights Agreement, in each case as amended or restated to date and, with respect to each holder of Athenen Common Stock that will hold at least 1% of the capital stock of Eliem following the consummation of the Merger, a counterpart signature page to Eliem’s Voting Agreement and Right of First Refusal and Co-Sale Agreement, in each case as amended or restated to date.

SECTION 2.04 No Liability. None of Eliem, Merger Sub, the Surviving Corporation, the Eliem Representative or the Athenen Representative shall be liable to any person in respect of any shares (or dividends or distributions with respect thereto) or cash payments delivered to a public official pursuant to any applicable escheat, abandoned property or similar law.

SECTION 2.05 Holdback Shares.

(a) On the Closing Date, Eliem shall retain 948,656 shares of Eliem Common Stock (collectively, the “Holdback Shares”) from certain of the Holders (the “Escrow Holders”) in the amounts set forth on Schedule 2.05 hereto in as partial security for the indemnification obligations of the Holders under Article VII. Eliem shall be deemed to have withheld from each Escrow Holder its Pro Rata Share of the Holdback Shares from the shares that otherwise would be payable and issuable upon the Effective Time to such Escrow Holders pursuant to Section 2.01(a), and contributed on behalf of such Escrow Holder its Pro Rata Share of the Holdback Shares. With respect to any Holder of Athenen Restricted Stock, such Holder’s Pro Rata Share of the Holdback Shares shall be comprised solely of shares of Eliem Common Stock that are vested and are not subject to a repurchase option or a risk of forfeiture. For the purposes of this Agreement, “Holders” means the stockholders of Athenen as of immediately prior to the Effective Time (other than holders solely of shares of Athenen capital stock which constitute and remain Dissenting Shares).

(b) Until and to the extent there is a forfeiture of the Holdback Shares in connection with any indemnifiable Damages in accordance with the terms of this Agreement, the Holdback Shares shall be issued and outstanding stock of Eliem. The Escrow Holder deemed to have contributed Holdback Shares shall be entitled to exercise the voting rights of the Holdback Shares and to receive dividends (if declared) with respect to such Holdback Shares.

(c) The Holdback Shares shall be held by Eliem following the Closing, and any Holdback Shares not forfeited to Eliem hereunder shall be delivered to the Holders in accordance with the allocation provided by the Athenen Representative on the earliest of (i) 5:00 p.m. Boston time on the twelve (12) month anniversary of the Closing Date, (ii) the date on which the Securities and Exchange Commission declares effective a registration statement for the initial public offering of Eliem, and (iii) immediately prior to the closing of a “Deemed Liquidation Event” (as defined in Eliem’s Charter), unless any indemnification claim remains unresolved at such time, in which case such portion of the Holdback Shares as may be reasonably necessary to satisfy such claim will remain withheld until the resolution of such indemnification claim. The Athenen Representative shall allocate such Holdback Shares among the Escrow Holders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01 Representations and Warranties of Athenen. Except as disclosed by Athenen in any section of the disclosure schedule dated as of the date of this Agreement and delivered by Athenen to Eliem simultaneously herewith (the “Athenen Disclosure Schedule”) Athenen makes the following representations and warranties to Eliem as follows.

(a) Organization, Good Standing, Corporate Power and Qualification. Athenen is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. Athenen is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on Athenen.

(b) Capitalization.

(i) The authorized capital of Athenen consists, immediately prior to the Closing, of:

(A) 10,000,000 shares of Athenen Common Stock, 3,095,130 of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Athenen Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. Athenen holds no Athenen Common Stock in its treasury.

(B) 5,000,001 shares of Athenen Preferred Stock, all of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Athenen Preferred Stock are as stated in Athenen’s Amended and Restated Certificate of Incorporation, as amended (the “Athenen Charter”) and as provided by the DGCL. Athenen holds no Athenen Preferred Stock in its treasury.

(ii) Athenen has reserved 1,2750,000 shares of Athenen Common Stock for issuance to officers, directors, employees and consultants of Athenen pursuant to its 2019 Equity Incentive Plan, as amended to date, duly adopted by the Board of Directors of Athenen (the “Athenen Stock Plan”). Of such reserved shares of Athenen Common Stock, 459,630 shares have been issued and are outstanding pursuant to restricted stock purchase agreements, options to purchase 141,433 shares of Athenen Common Stock have been granted and are outstanding, options to purchase 5,500 shares have been exercised and 668,437 shares of Athenen Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Athenen Stock Plan. Athenen has made available to Eliem complete and accurate copies of the Athenen Stock Plan and forms of agreements used thereunder.

(iii) Subsection 3.01(b)(iii) of the Athenen Disclosure Schedule sets forth the capitalization of Athenen immediately prior to the Closing including the number of shares of the following: (i) issued and outstanding Athenen Common Stock, including, with respect to restricted Athenen Common Stock, vesting schedule and repurchase price; (ii) granted stock options, including vesting schedule and exercise price; (iii) shares of Athenen Common Stock reserved for future award grants under the Athenen Stock Plan; (iv) Athenen Preferred Stock; and (v) warrants or stock purchase rights, if any. Except for (A) the rights provided in Section 4 of the Athenen Investors’ Rights Agreement, and (B) Subsection 3.01(b)(iii) of the Athenen Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Athenen any shares of Athenen Common Stock or Athenen Preferred Stock, or any securities convertible into or exchangeable for shares of Athenen Common Stock or Athenen

Preferred Stock. All outstanding shares of Athenen Common Stock and all shares of Athenen Common Stock underlying outstanding options, if any, are subject to (i) a right of first refusal in favor of Athenen upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than one hundred eighty (180) days following Athenen initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.

(iv) None of Athenen stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including without limitation in the case where the Athenen Stock Plan is not assumed in an acquisition. Athenen has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Athenen Charter, Athenen has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(v) 409A. Athenen believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which Athenen makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of Athenen , no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(c) Subsidiaries. Athenen does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Athenen is not a participant in any joint venture, partnership or similar arrangement.

(d) Authorization. All corporate action required to be taken by Athenen’s Board of Directors and stockholders in order to authorize Athenen to enter into this Agreement has been taken. All action on the part of the officers of Athenen necessary for the execution and delivery of this Agreement, the performance of all obligations of Athenen under this Agreement to be performed as of the Closing has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by Athenen, shall constitute valid and legally binding obligations of Athenen, enforceable against Athenen in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(e) Governmental Consents and Filings. Assuming the accuracy of the representations made by Eliem in Section 3.02 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Athenen in connection with the consummation of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger.

(f) Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to Athenen knowledge, currently threatened (i) against Athenen or, to Athenen’s knowledge, any officer, director or key employee of Athenen arising out of their employment or board relationship with Athenen; or (ii) to Athenen’s knowledge, that questions the validity of this Agreement or the right of Athenen to enter into it, or to consummate the transactions contemplated by this Agreement; or (iii) to Athenen’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Athenen. Neither Athenen nor, to Athenen’s knowledge, any of its officers, directors or key employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or key employees, such as would affect Athenen). There is no action, suit, proceeding or investigation by Athenen pending or which Athenen intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to Athenen) involving the prior employment of any of Athenen’s employees, their services provided in connection with Athenen’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

(g) Intellectual Property.

(i) For the purposes of this Section 3.01(g), the term “Knowledge” or “Known” shall mean actual knowledge by an officer of Athenen.

(ii) Athenen owns or possesses sufficient legal rights to use all Athenen Intellectual Property used by Athenen to conduct Athenen’s business as now conducted and as presently proposed to be conducted without any Known conflict with the rights of others in and to such Athenen Intellectual Property. To Athenen’s Knowledge, no present product or service developed, commercialized, marketed or sold (or proposed to be developed, commercialized, marketed or sold) by Athenen violates any license to Athenen is a party or infringes any Intellectual Property rights of any other party.

(iii) Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses or agreements to which Athenen is a party, and there are no claims, encumbrances or shared ownership interests of any kind, in either case relating to the Athenen Intellectual Property, nor is Athenen a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, or other Intellectual Property or proprietary rights and processes of any other Person.

(iv) Athenen has not received any communications alleging that Athenen has violated, or by conducting its business would violate, any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other Intellectual Property or proprietary rights or processes of any other Person.

(v) Athenen has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with Athenen’s business.

(vi) It will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by Athenen, except for any such invention currently owned by Athenen. Each employee and consultant has assigned to Athenen all Intellectual Property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made in the course of performing services for Athenen pursuant to his, her or its employment or consulting relationship with Athenen that (a) relate, at the time of conception, reduction to practice, development, or making of such Intellectual Property right, to Athenen’s business as then conducted or as then proposed to be conducted or (b) were developed with the use of any of Athenen’s equipment, supplies, laboratories or confidential information.

(vii) Subsection 3.01(g)(vii) of the Athenen Disclosure Schedule sets out true, complete and accurate list of all material patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, and registered copyrights, which are owned by Athenen. So far as Athenen is aware, any applicable fees that have been or are due in respect of any patents (or other registered Intellectual Property or application in respect thereof) identified in Subsection 3.01(g)(vii) of the Athenen Disclosure Schedule have been paid on or before the due date for payment. To Athenen’s Knowledge, none such patent (or other registered Intellectual Property or application in respect thereof) is subject to any pending re¬examination or opposition, interference, entitlement, revocation or other proceedings nor, so far as Athenen is aware, have any threats of any such proceedings been made.

(viii) Athenen has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement.

(ix) No government funding, facilities of a university, college, other educational institution or research center was used in the development of any Athenen Intellectual Property. To Athenen’s Knowledge, no Person who was involved in, or who contributed to, the creation or development of any Athenen Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Athenen’s rights in the Athenen Intellectual Property.

(x) The know-how, trade secrets and other confidential information comprised in Athenen Intellectual Property has been kept confidential and has not been disclosed other than to recipients who are under a duty to hold such information on a confidential basis and to refrain from using such information (in each case, save as approved by Athenen or other person that is the discloser of such know-how, trade secrets or other confidential information or as otherwise permitted by customary exceptions to such duties).

(h) Compliance with Other Instruments. Athenen is not in violation or default (i) of any provisions of the Athenen Charter or its Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Athenen Disclosure Schedule, or (v) of any provision of federal or state statute, rule or regulation applicable to Athenen, the violation of which would have a Material Adverse Effect on Athenen. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of Athenen or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to Athenen.

(i) Agreements; Actions.

(i) Except as set forth in Subsection 3.01(i)(i) of the Athenen Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which Athenen is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, Athenen in excess of $100,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from Athenen, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit Athenen’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by Athenen with respect to infringements of proprietary rights.

(ii) Athenen has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $10,000 or in excess of $50,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of (a) and (b) of this Subsection 3.01(i)(ii), all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons Athenen has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(iii) Athenen is not a guarantor or indemnitor of any indebtedness of any other Person.

(j) Certain Transactions.

(i) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of Athenen’s capital stock and the issuance of options to purchase shares of Athenen Common Stock, in each instance, approved in the written minutes of the Board of Directors, there are no agreements, understandings or proposed transactions between Athenen and any of its officers, directors, consultants or key employees, or any Affiliate thereof.

(ii) Athenen is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of Athenen’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to Athenen or, to Athenen’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of Athenen’s customers, suppliers, service providers, joint venture partners, licensees and competitors; (ii) direct or indirect ownership interest in any firm or corporation with which Athenen is affiliated or with which Athenen has a business relationship, or any firm or corporation which competes with Athenen except that directors, officers, employees or stockholders of Athenen may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with Athenen; or (iii) financial interest in any material contract with Athenen.

(k) Rights of Registration and Voting Rights. Except as provided in the Athenen Investors’ Rights Agreement, Athenen is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To Athenen’s knowledge, except as contemplated in the Athenen Voting Agreement, no stockholder of Athenen has entered into any agreements with respect to the voting of capital shares of Athenen.

(l) Property. The property and assets that Athenen owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair Athenen’s ownership or use of such property or assets. With respect to the property and assets it leases, Athenen is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. Athenen does not own any real property.

(m) Financial Statements. Athenen has delivered to Eliem its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of June 30, 2020 and for the six-month period ended June 30, 2020 (collectively, the “Athenen Financial Statements”). The Athenen Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Athenen Financial Statements may not contain all footnotes required by GAAP. The Athenen Financial Statements fairly present in all material respects the financial condition and operating results of Athenen as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Athenen Financial Statements to normal year-end audit adjustments. Except as set forth in the Athenen Financial Statements, Athenen has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2020; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Athenen Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect on Athenen. Athenen maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

(n) Changes. Since June 30, 2020, there has not been:

(i) any change in the assets, liabilities, financial condition or operating results of Athenen from that reflected in the Athenen Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect on Athenen;

(ii) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect on Athenen;

(iii) any waiver or compromise by Athenen of a valuable right or of a material debt owed to it;

(iv) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Athenen, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect on Athenen;

(v) any material change to a material contract or agreement by which Athenen or any of its assets is bound or subject;

(vi) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(vii) any resignation or termination of employment of any officer or key employee of Athenen;

(viii) any mortgage, pledge, transfer of a security interest in, or lien, created by Athenen, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Athenen’s ownership or use of such property or assets;

(ix) any loans or guarantees made by Athenen to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(x) any declaration, setting aside or payment or other distribution in respect of any of Athenen’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Athenen;

(xi) any sale, assignment or transfer of any Athenen Intellectual Property that could reasonably be expected to result in a Material Adverse Effect on Athenen;

(xii) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of Athenen ;

(xiii) to Athenen’s knowledge, any other event or condition of any character, other than events affecting the economy or Athenen’s industry generally, that could reasonably be expected to result in a Material Adverse Effect on Athenen; or

(xiv) any arrangement or commitment by Athenen to do any of the things described in this Subsection 3.01(n).

(o) Employee Matters.

(i) As of the date hereof, Athenen employs 5 full-time or part-time employees and engages approximately 25 consultants or independent contractors.

(ii) To Athenen’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of Athenen or that would conflict with Athenen’s business. Neither the execution or delivery of this Agreement, nor the carrying on of Athenen’s business by the employees of Athenen, nor the conduct of Athenen’s business as now conducted and as presently proposed to be conducted, will, to Athenen’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(iii) Athenen is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. Athenen has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. Athenen has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of Athenen and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(iv) To Athenen’s knowledge, no key employee intends to terminate employment with Athenen or is otherwise likely to become unavailable to continue as a key employee. Athenen does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of Athenen is terminable at the will of Athenen. Except as set forth in Subsection 3.01(o)(iv) of the Athenen Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Subsection 3.01(o)(iv) of the Athenen Disclosure Schedule, Athenen has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(v) Athenen has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of Athenen’s board of directors.

(vi) Each former key employee whose employment was terminated by Athenen has entered into an agreement with Athenen providing for the full release of any claims against Athenen or any related party arising out of such employment.

(vii) Subsection 3.01(o)(vii) of the Athenen Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by Athenen, or which Athenen participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Athenen has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(viii) Athenen is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Athenen, has sought to represent any of the employees, representatives or agents of Athenen. There is no strike or other labor dispute involving Athenen pending, or to Athenen’s knowledge, threatened, which could have a Material Adverse Effect on Athenen, nor is Athenen aware of any labor organization activity involving its employees.

(ix) To Athenen’s knowledge, none of the key employees or directors of Athenen has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(p) Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by Athenen which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of Athenen which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. Athenen has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

(q) Insurance. Athenen has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like Athenen with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

(r) Employee Agreements. Each current and former employee, consultant and officer of Athenen has executed an agreement with Athenen regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for Eliem (the “Athenen Confidential Information Agreements”). No current or former key employee has excluded works or inventions from his or her assignment of inventions pursuant to such key employee’s Athenen Confidential Information Agreement. Each current and former key employee has executed a non-competition and non-solicitation agreement substantially in the form or forms delivered to counsel for Eliem. Athenen is not aware that any of its key employees is in violation of any agreement covered by this Subsection 3.01(r).

(s) Permits. Athenen has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect on Athenen. Athenen is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

(t) Corporate Documents. The Athenen Charter and Bylaws of Athenen are in the form provided to Eliem. The copy of the minute books of Athenen provided to Eliem contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

(u) 83(b) Elections. To Athenen’s knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested shares of Athenen Common Stock.

(v) Real Property Holding Corporation. Athenen is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder. Athenen has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.

(w) Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect on Athenen, to the best of its knowledge: (a) Athenen is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by Athenen; (c) there have been no Hazardous Substances generated by Athenen that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by Athenen, except for the storage of hazardous waste in compliance with Environmental Laws. Athenen has made available to Athenen true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments. “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

(x) Disclosure. Athenen has made available to Eliem all the information reasonably available to Athenen that Eliem has requested for deciding whether to enter into this Agreement. No representation or warranty of Athenen contained in this Agreement, as qualified by the Athenen Disclosure Schedule, and no certificate furnished or to be furnished to Eliem at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that Athenen has not delivered to Eliem, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

(y) Foreign Corrupt Practices Act. Neither Athenen nor any of its respective directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist Athenen or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither Athenen nor any of its subsidiaries nor any of their respective directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Athenen further represents that it has maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law, and to ensure that all books and records of Eliem accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither Athenen nor, to Athenen’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law (collectively, “Enforcement Action”).

(z) Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), Athenen is and has been in compliance with all applicable laws in all relevant jurisdictions, Athenen’s privacy policies and the requirements of any contract or codes of conduct to which Athenen is a party. Athenen has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. To the extent Athenen maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, Athenen is in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder. Athenen is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

(aa) Preclinical Development and Clinical Trials. The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of Athenen are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by Athenen and all applicable laws and regulations, including the Federal Food, Drug, and Cosmetic Act and 21 C.F.R. parts 50, 54, 56, 58, 312, and 812. The descriptions of, protocols for, and data and other results of, the studies, tests, development and trials conducted by or on behalf of Eliem that have been furnished or made available to Eliem are accurate and complete. Athenen is not aware of any studies, tests, development or trials the results of which reasonably call into question the results of the studies, tests, development and trials conducted by or on behalf of Athenen, and Athenen has not received any notices or correspondence from the FDA or any other Governmental Entity or any Institutional Review Board or comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical development or clinical trials conducted by or on behalf of Athenen.

(bb) FDA Approvals. Athenen possesses all permits, licenses, registrations, certificates, authorizations, orders and approvals from the appropriate federal, state or foreign regulatory authorities necessary to conduct its business as now conducted, including all such permits, licenses, registrations, certificates, authorizations, orders and approvals required by the U.S. Food and Drug Administration (“FDA”) or any other federal, state or foreign agencies or bodies engaged in the regulation of drugs, pharmaceuticals, medical devices or biohazardous materials. Athenen has not received any notice of proceedings relating to the suspension, modification, revocation or cancellation of any such permit, license, registration, certificate, authorization, order or approval. Neither Athenen nor, to the Athenen’s knowledge, any officer, employee or agent of Athenen has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other Governmental Entities, (B) debarment, suspension, or exclusion under any Federal Healthcare Programs or by the General Services Administration, or (C) exclusion under 42 U. S.C. Section 1320a-7 or any similar law, rule or regulation of any Governmental Entities. Neither Athenen nor any of its officers, employees, or to the Knowledge of Athenen, any of its contractors or agents is the subject of any pending or threatened investigation by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Entity pursuant to any similar policy. Neither Athenen nor any of its officers, employees, contractors, and agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar governmental entity to invoke a similar policy. Neither Athenen nor any of its officers, employees, or to Athenen’s Knowledge, any of its contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to FDA or any similar governmental entity.

(cc) FDA Regulation. Athenen is and has been in compliance with all applicable laws administered or issued by the FDA or any similar governmental entity, including the Federal Food, Drug, and Cosmetic Act and all other laws regarding developing, testing, manufacturing, marketing, distributing or promoting the products of Athenen, or complaint handling or adverse event reporting.

SECTION 3.02 Representations and Warranties of Eliem. Except as disclosed by Eliem in any section of the disclosure schedule dated as of the date of this Agreement and delivered by Eliem to Athenen simultaneously herewith (the “Eliem Disclosure Schedule”), Eliem makes the following representations and warranties to Athenen as follows. For purposes of these representations and warranties (other than those in Subsections 3.02(b), (c), (d), (e), (f), and (g), the term the “Eliem” shall include any subsidiaries of Eliem, including the Eliem Subsidiaries (as defined in Subsection 3.02(c)), unless otherwise noted herein.

(a) Organization, Good Standing, Corporate Power and Qualification. Eliem is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. Eliem is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on Eliem.

(b) Capitalization.

(i) The authorized capital of Eliem consists, immediately prior to the Closing, of:

(A) 40,000,000 shares of Eliem Common Stock, 3,965,743 of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Eliem Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. Eliem holds no Eliem Common Stock in its treasury.

(B) 25,818,779 shares of Eliem’s preferred stock, $0.0001 par value per share (the “Eliem Preferred Stock”), 10,434,168 of which have been designated Series A Preferred Stock, 5,434,167 of which are issued and outstanding immediately prior to the Closing, and 15,384,611 of which have been designated Series A-1 Preferred Stock, 2,564,102 of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Series A-1 Preferred Stock are as stated in Eliem’s Third Amended and Restated Certificate of Incorporation (the “Eliem Charter”) and as provided by the DGCL. Eliem holds no Series A-1 Preferred Stock in its treasury.

(ii) Eliem has reserved 4,685,487 shares of Eliem Common Stock for issuance to officers, directors, employees and consultants of Eliem pursuant to its 2019 Equity Incentive Plan, as amended to date, duly adopted by the Board of Directors of Eliem (the “Eliem Stock Plan”). Of such reserved shares of Eliem Common Stock, 32,076 shares have been issued pursuant to restricted stock purchase agreements, and options to purchase 733,006 shares of Eliem Common Stock have been granted, and 3,920,405 shares of Eliem Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Eliem Stock Plan. Eliem has made available to Athenen complete and accurate copies of the Eliem Stock Plan and forms of agreements used thereunder.

(iii) Subsection 3.02(b)(iii) of the Athenen Disclosure Schedule sets forth the capitalization of Eliem immediately prior to the Closing, including the number of shares of the following: (i) issued and outstanding Eliem Common Stock, including, with respect to restricted Eliem Common Stock, vesting schedule and repurchase price; (ii) granted stock options, including vesting schedule and exercise price; (iii) shares of Eliem Common Stock reserved for future award grants under the Eliem Stock Plan; (iv) Eliem Preferred Stock; and (v) warrants or stock purchase rights, if any. Except for (A) the rights provided in Section 4 of the Eliem Investors’ Rights Agreement and the Series A-1 Preferred Stock Purchase Agreement, and (B) Subsection 3.02(b)(iii) of the Eliem Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Eliem any shares of Eliem Common Stock, Eliem Series A Preferred Stock or Eliem Series A-1 Preferred Stock, or any securities convertible into or exchangeable for shares of Eliem Common Stock, Eliem Series A Preferred Stock or Eliem Series A-1 Preferred Stock. All outstanding shares of Eliem Common Stock and all shares of Eliem Common Stock underlying outstanding options, if any, are subject to (i) a right of first refusal in favor of Eliem upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than one hundred eighty (180) days following Eliem’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.

(iv) None of Eliem’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including without limitation in the case where the Eliem Stock Plan is not assumed in an acquisition. Eliem has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Eliem Charter, Eliem has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(v) 409A. Eliem believes in good faith that any 409A Plan complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of Eliem, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(c) Subsidiaries. Except for Eliem Therapeutics Limited (the “Eliem Subsidiaries”), Eliem does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Each of the Eliem Subsidiaries is wholly owned by Eliem. There are no membership units, interest, options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire membership units or any securities convertible into or exchangeable for membership units in the Eliem Subsidiaries. Eliem is not a participant in any joint venture, partnership or similar arrangement.

(d) Authorization. All corporate action required to be taken by Eliem’s Board of Directors and stockholders in order to authorize Eliem to enter into this Agreement has been taken. All action on the part of the officers of Eliem necessary for the execution and delivery of this Agreement, the performance of all obligations of Eliem under this Agreement to be performed as of the Closing has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by Eliem, shall constitute valid and legally binding obligations of Eliem, enforceable against Eliem in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(e) Governmental Consents and Filings. Assuming the accuracy of the representations made by Athenen in Section 3.01 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Eliem in connection with the consummation of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger.

(f) Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to Eliem’s knowledge, currently threatened (i) against Eliem or, to Eliem’s knowledge, any officer, director or key employee of Eliem arising out of their employment or board relationship with Eliem; or (ii) to Eliem’s knowledge, that questions the validity of this Agreement or the right of Eliem to enter into it, or to consummate the transactions contemplated by this Agreement; or (iii) to Eliem’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Eliem. Neither Eliem nor, to Eliem’s knowledge, any of its officers, directors or key employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or key employees, such as would affect Eliem). There is no action, suit, proceeding or investigation by Eliem pending or which Eliem intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to Eliem) involving the prior employment of any of Eliem’s employees, their services provided in connection with Eliem’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

(g) Intellectual Property.

(i) For the purposes of this Section 3.02(g), the term “Knowledge” or “Known” shall mean actual knowledge by an officer of Eliem.

(ii) Eliem owns or possesses sufficient legal rights to use all Eliem Intellectual Property used by Eliem to conduct Eliem’s business as now conducted and as presently proposed to be conducted without any Known conflict with the rights of others in and to such Eliem Intellectual Property. To Eliem’s Knowledge, no present product or service developed, commercialized, marketed or sold (or proposed to be developed, commercialized, marketed or sold) by Eliem violates any license to Eliem is a party or infringes any Intellectual Property rights of any other party.

(iii) Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses or agreements to which Eliem is a party, and there are no claims, encumbrances or shared ownership interests of any kind, in either case relating to the Eliem Intellectual Property, nor is Eliem a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, or other Intellectual Property or proprietary rights and processes of any other Person.

(iv) Eliem has not received any communications alleging that Eliem has violated, or by conducting its business would violate, any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other Intellectual Property or proprietary rights or processes of any other Person.

(v) Eliem has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with Eliem’s business.

(vi) It will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by Eliem, except for any such invention currently owned by Eliem. Each employee and consultant has assigned to Eliem all Intellectual Property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made in the course of performing services for Eliem pursuant to his, her or its employment or consulting relationship with Eliem that (a) relate, at the time of conception, reduction to practice, development, or making of such Intellectual Property right, to Eliem’s business as then conducted or as then proposed to be conducted or (b) were developed with the use of any of Eliem’s equipment, supplies, laboratories or confidential information.

(vii) Subsection 3.02(g)(vii) of the Eliem Disclosure Schedule sets out true, complete and accurate list of all material patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, and registered copyrights, which are owned by Eliem. So far as Eliem is aware, any applicable fees that have been or are due in respect of any patents (or other registered Intellectual Property or application in respect thereof) identified in Subsection 3.02(g)(vii) of the Eliem Disclosure Schedule have been paid on or before the due date for payment. To Eliem’s Knowledge, none such patent (or other registered Intellectual Property or application in respect thereof) is subject to any pending re-examination or opposition, interference, entitlement, revocation or other proceedings nor, so far as Eliem is aware, have any threats of any such proceedings been made.

(viii) Eliem has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement.

(ix) No government funding, facilities of a university, college, other educational institution or research center was used in the development of any Eliem Intellectual Property. To Eliem’s Knowledge, no Person who was involved in, or who contributed to, the creation or development of any Eliem Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Eliem’s rights in the Eliem Intellectual Property.

(x) The know-how, trade secrets and other confidential information comprised in Eliem Intellectual Property has been kept confidential and has not been disclosed other than to recipients who are under a duty to hold such information on a confidential basis and to refrain from using such information (in each case, save as approved by Eliem or other person that is the discloser of such know-how, trade secrets or other confidential information or as otherwise permitted by customary exceptions to such duties).

(h) Compliance with Other Instruments. Eliem is not in violation or default (i) of any provisions of the Eliem Charter or its Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Eliem Disclosure Schedule, or (v) of any provision of federal or state statute, rule or regulation applicable to Eliem, the violation of which would have a Material Adverse Effect on Eliem. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of Eliem or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to Eliem.

(i) Agreements; Actions.

(i) Except as set forth in Subsection 3.02(i)(i) of the Eliem Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which Eliem is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, Eliem in excess of $100,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from Eliem, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit Eliem’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by Eliem with respect to infringements of proprietary rights.

(ii) Eliem has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $10,000 or in excess of $50,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of (a) and (b) of this Subsection 3.02(i)(ii), all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons Eliem has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(iii) Eliem is not a guarantor or indemnitor of any indebtedness of any other Person.

(j) Certain Transactions.

(i) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of Eliem’s capital stock and the issuance of options to purchase shares of Eliem Common Stock, in each instance, approved in the written minutes of the Board of Directors, there are no agreements, understandings or proposed transactions between Eliem and any of its officers, directors, consultants or key employees, or any Affiliate thereof.

(ii) Eliem is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of Eliem’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to Eliem or, to Eliem’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of Eliem’s customers, suppliers, service providers, joint venture partners, licensees and competitors; (ii) direct or indirect ownership interest in any firm or corporation with which Eliem is affiliated or with which Eliem has a business relationship, or any firm or corporation which competes with Eliem except that directors, officers, employees or stockholders of Eliem may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with Eliem; or (iii) financial interest in any material contract with Eliem.

(k) Rights of Registration and Voting Rights. Except as provided in the Eliem Investors’ Rights Agreement, Eliem is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To Eliem’s knowledge, except as contemplated in the Eliem Voting Agreement, no stockholder of Eliem has entered into any agreements with respect to the voting of capital shares of Eliem.

(l) Property. The property and assets that Eliem owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair Eliem’s ownership or use of such property or assets. With respect to the property and assets it leases, Eliem is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. Eliem does not own any real property.

(m) Financial Statements. Eliem has delivered to Athenen its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of July 31, 2020 and for the seven-month period ended July 31, 2020 (collectively, the “Eliem Financial Statements”). The Eliem Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Eliem Financial Statements may not contain all footnotes required by GAAP. The Eliem Financial Statements fairly present in all material respects the financial condition and operating results of Eliem as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Eliem Financial Statements to normal year-end audit adjustments. Except as set forth in the Eliem Financial Statements, Eliem has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to July 31, 2020;

(i) obligations under contracts and commitments incurred in the ordinary course of business; and

(ii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Eliem Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect on Eliem. Eliem maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

(n) Changes. Since July 31, 2020, there has not been:

(i) any change in the assets, liabilities, financial condition or operating results of Eliem from that reflected in the Eliem Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect on Eliem;

(ii) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect on Eliem;

(iii) any waiver or compromise by Eliem of a valuable right or of a material debt owed to it;

(iv) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Eliem, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect on Eliem;

(v) any material change to a material contract or agreement by which Eliem or any of its assets is bound or subject;

(vi) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(vii) any resignation or termination of employment of any officer or key employee of Eliem;

(viii) any mortgage, pledge, transfer of a security interest in, or lien, created by Eliem, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Eliem’s ownership or use of such property or assets;

(ix) any loans or guarantees made by Eliem to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(x) any declaration, setting aside or payment or other distribution in respect of any of Eliem’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Eliem;

(xi) any sale, assignment or transfer of any Eliem Intellectual Property that could reasonably be expected to result in a Material Adverse Effect on Eliem;

(xii) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of Eliem;

(xiii) to Eliem’s knowledge, any other event or condition of any character, other than events affecting the economy or Eliem’s industry generally, that could reasonably be expected to result in a Material Adverse Effect on Eliem; or

(xiv) any arrangement or commitment by Eliem to do any of the things described in this Subsection 3.02(n).

(o) Employee Matters.

(i) As of the date hereof, Eliem employs nine full-time or part-time employees and engages approximately 20 consultants or independent contractors.

(ii) To Eliem’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of Eliem or that would conflict with Eliem’s business. Neither the execution or delivery of this Agreement, nor the carrying on of Eliem’s business by the employees of Eliem, nor the conduct of Eliem’s business as now conducted and as presently proposed to be conducted, will, to Eliem’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(iii) Eliem is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. Eliem has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. Eliem has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of Eliem and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(iv) To Eliem’s knowledge, no key employee intends to terminate employment with Eliem or is otherwise likely to become unavailable to continue as a key employee. Eliem does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of Eliem is terminable at the will of Eliem. Except as set forth in Subsection 3.02(o)(iv) of the Eliem Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Subsection 3.02(o)(iv) of the Eliem Disclosure Schedule, Eliem has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(v) Eliem has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of Eliem’s board of directors.

(vi) Each former key employee whose employment was terminated by Eliem has entered into an agreement with Eliem providing for the full release of any claims against Eliem or any related party arising out of such employment.

(vii) Subsection 3.02(o)(vii) of the Eliem Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by Eliem, or which Eliem participates in or contributes to, which is subject to ERISA. Eliem has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(viii) Eliem is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Eliem, has sought to represent any of the employees, representatives or agents of Eliem. There is no strike or other labor dispute involving Eliem pending, or to Eliem’s knowledge, threatened, which could have a Material Adverse Effect on Eliem, nor is Eliem aware of any labor organization activity involving its employees.

(ix) To Eliem’s knowledge, none of the key employees or directors of Eliem has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(p) Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by Eliem which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of Eliem which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. Eliem has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

(q) Insurance. Eliem has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like Eliem with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

(r) Employee Agreements. Each current and former employee, consultant and officer of Eliem has executed an agreement with Eliem regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for Athenen (the “Eliem Confidential Information Agreements”). No current or former key employee has excluded works or inventions from his or her assignment of inventions pursuant to such key employee’s Eliem Confidential Information Agreement. Each current and former key employee has executed a non-competition and non-solicitation agreement substantially in the form or forms delivered to counsel for Athenen. Eliem is not aware that any of its key employees is in violation of any agreement covered by this Subsection 3.02(r).

(s) Permits. Eliem has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect on Eliem. Eliem is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

(t) Corporate Documents. The Eliem Charter and Bylaws of Eliem are in the form provided to Athenen. The copy of the minute books of Eliem provided to Athenen contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

(u) 83(b) Elections. To Eliem’s knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested shares of Eliem Common Stock.

(v) Real Property Holding Corporation. Eliem is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder. Eliem has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.

(w) Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect on Eliem, to the best of its knowledge: (a) Eliem is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any Hazardous Substance, on, upon, into or from any site currently or heretofore owned, leased or otherwise used by Eliem; (c) there have been no Hazardous Substances generated by Eliem that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by Eliem, except for the storage of hazardous waste in compliance with Environmental Laws. Eleim has made available to Athenen true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

(x) Disclosure. Eliem has made available to Athenen all the information reasonably available to Eliem that Athenen has requested for deciding whether to enter into this Agreement. No representation or warranty of Eliem contained in this Agreement, as qualified by the Eliem Disclosure Schedule, and no certificate furnished or to be furnished to Athenen at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that Eliem has not delivered to Athenen, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

(y) Foreign Corrupt Practices Act. Neither Eliem nor any of its subsidiaries nor any of their respective directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist Eliem or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither Eliem nor any of its subsidiaries nor any of their respective directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Eliem further represents that it has maintained, and has caused each of its subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law, and to ensure that all books and records of Eliem and its subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither Eliem nor, to Eliem’s knowledge, any of its officers, directors or employees are the subject of any Enforcement Action.

(z) Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Information, Eliem is and has been in compliance with all applicable laws in all relevant jurisdictions, Eliem’s privacy policies and the requirements of any contract or codes of conduct to which Eliem is a party. Eliem has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. To the extent Eliem maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, Eliem is in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder. Eliem is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

(aa) Preclinical Development and Clinical Trials. The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of Eliem are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by Eliem and all applicable laws and regulations, including the Federal Food, Drug, and Cosmetic Act and 21 C.F.R. parts 50, 54, 56, 58, 312, and 812. The descriptions of, protocols for, and data and other results of, the studies, tests, development and trials conducted by or on behalf of Eliem that have been furnished or made available to Athenen are accurate and complete. Athenen is not aware of any studies, tests, development or trials the results of which reasonably call into question the results of the studies, tests, development and trials conducted by or on behalf of Eliem, and Eliem has not received any notices or correspondence from the FDA or any other Governmental Entity or any Institutional Review Board or comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical development or clinical trials conducted by or on behalf of Eliem.

(bb) FDA Approvals. Eliem possesses all permits, licenses, registrations, certificates, authorizations, orders and approvals from the appropriate federal, state or foreign regulatory authorities necessary to conduct its business as now conducted, including all such permits, licenses, registrations, certificates, authorizations, orders and approvals required by the FDA or any other federal, state or foreign agencies or bodies engaged in the regulation of drugs, pharmaceuticals, medical devices or biohazardous materials. Eliem has not received any notice of proceedings relating to the suspension, modification, revocation or cancellation of any such permit, license, registration, certificate, authorization, order or approval. Neither Eliem nor, to the Eliem’s knowledge, any officer, employee or agent of Eliem has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other Governmental Entities, (B) debarment, suspension, or exclusion under any Federal Healthcare Programs or by the General Services Administration, or (C) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any Governmental Entities. Neither Eliem nor any of its officers, employees, or to the Knowledge of Eliem, any of its contractors or agents is the subject of any pending or threatened investigation by FDA pursuant to the FDA Application Integrity Policy and any amendments thereto, or by any other similar Governmental Entity pursuant to any similar policy. Neither Eliem nor any of its officers, employees, contractors, and agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar governmental entity to invoke a similar policy. Neither Eliem nor any of its officers, employees, or to Eliem’s Knowledge, any of its contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to FDA or any similar governmental entity.

(cc) FDA Regulation. Eliem is and has been in compliance with all applicable laws administered or issued by the FDA or any similar governmental entity, including the Federal Food, Drug, and Cosmetic Act and all other laws regarding developing, testing, manufacturing, marketing, distributing or promoting the products of Eliem, or complaint handling or adverse event reporting.

ARTICLE IV

ADDITIONAL AGREEMENTS

SECTION 4.01 Athenen Stockholder Approval. Athenen shall take all action necessary in accordance with this Agreement, the DGCL, its organizational documents and the bylaws to obtain all necessary Athenen stockholder approval of the Merger and adoption of this Agreement (the “Athenen Stockholder Approval”). Athenen shall exercise commercially reasonable efforts to obtain an executed stockholder consent in substantially the form attached hereto as Exhibit E (the “Athenen Stockholder Consent”) and Joinder Agreement from each Athenen stockholder and to take all other action necessary to secure the vote or consent of the Athenen stockholders required to effect the transactions contemplated by this Agreement. Athenen’s Board shall unanimously recommend that Athenen’s stockholders vote in favor of the approval of the Merger and adoption of this Agreement pursuant to the Athenen Stockholder Consent. Any information statement distributed to the Athenen stockholders in connection with this transaction shall be prepared by Athenen’s counsel, subject to Eliem’s review and comment, and shall include a statement to the effect that the Athenen Board has unanimously recommended that the Athenen stockholders vote in favor of the approval of the Merger and the adoption of this Agreement pursuant to the Athenen Stockholder Consent.

SECTION 4.02 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to Article VI or the Effective Time (such period, the “Pre-Closing Period”), except as expressly contemplated by this Agreement, Athenen and Eliem shall each conduct its business in the usual, regular and ordinary course and in substantially the same manner as previously conducted, pay all taxes when due, pay or perform all other obligations when due, and, to the extent consistent with such business, use its commercially reasonable efforts to preserve intact its present business organizations, keep available the services of, and not give notice of revocation or termination to any of, its present officers and employees (other than terminations of non-officer employees for cause), preserve its assets (including intangible assets) and properties and preserve its relationships with its customers, suppliers, distributors, licensors, and licensees.

SECTION 4.03 280G Waivers and Consent.

(a) Athenen shall have obtained, prior to the initiation of the 280G Approval (as defined below), a waiver (a “Parachute Payment Waiver”), in a form reasonably acceptable to Eliem, from each person who, with respect to Athenen, reasonably could be a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the 280G Approval, and who reasonably might otherwise receive, have received, or have the right or entitlement to receive any “parachute payment” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), pursuant to which Parachute Payment Waiver each such person will agree that, unless the 280G Approval has been obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, to waive any and all right or entitlement to receive or retain the payments, acceleration of vesting and/or other benefits that could otherwise constitute “parachute payments” to the extent the value thereof exceeds three times such person’s “base amount” less $1, determined in accordance with Section 280G of the Code and the regulations promulgated thereunder.

(b) No later than one (1) day prior to the Closing Date, Athenen shall have submitted to its stockholders for a vote (in a form and manner satisfactory to Eliem) all such waived payments in a manner such that, if such vote is adopted by the stockholders in a manner which satisfies Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, no payments and/or benefits received by such “disqualified individual” would constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) (the “280G Approval”). The taking of any such vote to obtain the 280G Approval, including all materials and information that are provided to shareholders in connection with such vote, shall have complied with applicable laws and prior to the Closing, Athenen shall deliver to Eliem evidence satisfactory to Eliem that an Athenen stockholder vote was solicited in conformance with the foregoing provisions of this Section 4.03 and that (i) 280G Approval was obtained, or (ii) the 280G Approval was not obtained and as a consequence, that such “parachute payments” subject to the Parachute Payment Waivers shall not be made or provided pursuant to the terms therein, which were duly executed by the affected individuals prior to the date of solicitation of the 280G Approval.

(c) In connection with the foregoing, Athenen shall, at least one (1) day prior to seeking the 280G Approval, have provided to Eliem (i) parachute payment calculations prepared by Athenen or its advisors and (ii) a form of Parachute Payment Waiver and the disclosure documents to be provided to its stockholders in pursuit of the 280G Approval, subject to Eliem’s reasonable review and approval.

SECTION 4.04 Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (a) obtaining all consents, approvals, waivers, licenses, permits or authorizations as are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any “put” or rescission right under any agreement) under any applicable law or regulation or from any governmental entities or third parties in connection with the transactions contemplated by this Agreement, (b) defending any lawsuits or other proceedings challenging this Agreement, and (c) accepting and delivering additional instruments necessary to consummate the transactions contemplated by this Agreement.

SECTION 4.05 Tax Characterization. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368- 2(g) and Section 1.368-3.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by Athenen and Eliem on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use commercially reasonable efforts to have any such injunction, order, restraint or prohibition vacated.

(b) Consents and Approvals. Each party hereto shall have obtained (i) all board, stockholder and governmental consents, waivers, approvals, authorizations, registrations, filings and notifications (“Consents”) necessary to effect the transactions contemplated hereby and (ii) the third party Consents set forth on Schedule 5.01(b), and in each case, such Consents shall be in full force and effect.

SECTION 5.02 Conditions to Obligations of Eliem. The obligations of Eliem to effect the Merger are further subject to the satisfaction or waiver by Eliem on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties of Athenen. The representations and warranties of Athenen set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and also shall be true and correct in all material respects as of the Closing.

(b) Performance of Obligations of Athenen. Athenen shall have performed, in all material respects, all covenants, conditions and obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Certificate of Merger. Athenen shall have delivered and filed a duly executed Certificate of Merger.

(d) No Athenen Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to Athenen. For the proposes of this Agreement, “Material Adverse Effect” means, with respect to a party, any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of such party taken as a whole or (ii) the ability of such party to consummate the transactions contemplated by this Agreement.

(e) Appraisal Stockholders. Athenen stockholders holding shares of Athenen capital stock representing at least 98% of the outstanding shares of Athenen capital stock shall have approved the Merger and have irrevocably waived their “appraisal rights” under the DGCL.

(f) Joinder Agreements. Athenen stockholders holding shares of Athenen capital stock representing at least 98% of the outstanding shares of Athenen capital stock shall have executed and delivered to Eliem Joinder Agreements, and all such Joinder Agreements shall be in full force and effect.

(g) Series A-1 Preferred Stock Financing. Eliem and those certain purchasers a party thereto shall have executed and delivered that certain Series A-1 Preferred Stock Purchase Agreement (the “Series A-1 Preferred Stock Purchase Agreement”), and such Series A¬1 Preferred Stock Purchase Agreement shall be in full force and effect.

(h) Parachute Payment Waivers. With respect to any payments or benefits received by a “disqualified individual” that may constitute a “parachute payment” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) (the “Section 280G Payments”), evidence that a vote of the stockholders was solicited in accordance with the provisions of Section 4.03 and that either (x) the 280G Approval shall have been obtained pursuant to Section 4.03, with respect to any such Section 280G Payments or (y) the Athenen stockholders shall have voted upon and disapproved such Section 280G Payments, such that the 280G Approval is not obtained, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Eliem shall not have any liabilities with respect to such “parachute payments.”

(i) FIRPTA Certificate. Athenen shall have delivered to Eliem a FIRPTA compliance certificate in a form reasonably acceptable to Eliem required under Treasury Regulation Section 1.1445-2(c)(3), and a copy of the notice of such certification to be sent to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Eliem to deliver such notice to the IRS on behalf of Athenen following the Closing, in each case, validly executed by the Chief Executive Officer of Athenen.

(j) Good Standing Certificate. Athenen shall have delivered to Eliem a certificate of good standing from the Secretary of State of the State of Delaware dated within two (2) business days of the Closing Date.

(k) Director and Officer Resignations. Athenen shall have delivered to Eliem written resignation letters from each director and officer of Athenen in a form reasonably acceptable to Eliem.

(l) Opinion of Athenen Counsel. Eliem shall have received from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel for Athenen, an opinion, dated as of the Closing, in in substantially the form attached hereto as Exhibit F.

SECTION 5.03 Conditions to Obligation of Athenen. The obligations of Athenen to effect the Merger are further subject to the satisfaction or waiver by Athenen on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties of Eliem. The representations and warranties of Eliem set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and also shall be true and correct in all material respects as of the Closing.

(b) Performance of Obligations of Eliem. Eliem shall have performed in all material respects all covenants, conditions and obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) No Eliem Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to Eliem.

(d) Board of Directors Appointment. Adam Rosenberg shall have been elected as a member of the Eliem Board effective immediately following the Effective Time. Eliem and Adam Rosenberg shall have executed and delivered a director and officer indemnification agreement, and such agreement shall be in full force and effect.

(e) Series A-1 Preferred Stock Financing. Eliem and those certain purchasers a party thereto shall have executed and delivered the Series A-1 Preferred Stock Purchase Agreement, and the Series A-1 Preferred Stock Purchase Agreement shall be in full force and effect.

(f) Good Standing Certificate. Eliem shall have delivered to Athenen a certificate of good standing from the Secretary of State of the State of Delaware dated within two (2) business days of the Closing Date.

ARTICLE VI

TERMINATION

SECTION 6.01 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any required approval is received from the Athenen stockholders or the Eliem stockholders:

(a) by mutual written consent of Eliem and Athenen; or

(b) by either Eliem or Athenen if the Merger shall not have been consummated on or before December 31, 2020 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time).

SECTION 6.02 Effect of Termination. In the event of termination of this Agreement by either Athenen or Eliem as provided in Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Eliem or Athenen or their respective officers, directors, stockholders or affiliates; provided, however, that (a) the provisions of this Section 6.02 and Article IX shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing in this Section 6.02 shall relieve any party for any intentional or willful breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

SECTION 7.01 Survival. If the Merger is consummated, the representations and warranties of the parties contained in this Agreement shall survive the Effective Time and remain in full force and effect until the earliest of (i) 5:00 p.m. Boston time on the twelve (12) month anniversary of the Closing Date, (ii) the date on which the Securities and Exchange Commission declares effective a registration statement for the initial public offering of Eliem’s common stock under the Securities Act, and (iii) a “Deemed Liquidation Event” (as defined in Eliem’s Charter); provided, that all representations and warranties of the parties shall survive beyond the applicable expiration date specified above with respect to any inaccuracy therein or breach thereof if an indemnification claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive solely as to such claim until such claim has been finally resolved. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.

SECTION 7.02 Athenen Indemnification. Each Holder (collectively, the “Athenen Indemnifying Parties”) shall severally (based on each such Holder’s Pro Rata Share), and not jointly, indemnify and hold harmless Eliem and its subsidiaries, their respective officers, directors, employees, agents and representatives (collectively, the “Eliem Indemnified Parties”) from and against any and all damages (whether direct, indirect, incidental or consequential), diminution in value (for clarity, excluding diminution calculations premised solely on multiples of revenues, profits or other financial metrics), losses, costs, penalties and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs (including such fees and costs incurred in connection with enforcing the provisions of this Article VII)) (hereinafter collectively referred to as “Damages”), arising out of or resulting from the following:

(a) any failure of any representation or warranty made by Athenen in this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date); or

(b) any breach of or default in connection with any of the covenants or agreements made by Athenen in this Agreement to be performed prior to the Closing.

SECTION 7.03 Eliem Indemnification. Eliem (the “Eliem Indemnifying Party,” and the Eliem Indemnifying Party and the Athenen Indemnifying Parties, collectively, the “Indemnifying Parties”) shall indemnify and hold harmless each Holder and its subsidiaries, their respective officers, directors, employees, agents and representatives (collectively, the “Athenen Indemnified Parties,” and the Eliem Indemnified Parties and the Athenen Indemnified Parties, collectively, the “Indemnified Parties”) from and against any and all Damages arising out of or resulting from the following:

(a) any failure of any representation or warranty made by Eliem in this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date); or

(b) any breach of or default in connection with any of the covenants or agreements made by Eliem in this Agreement to be performed prior to or after the Closing.

SECTION 7.04 Limitations.

(a) No Eliem Indemnified Party may recover any Damages in respect of any claim for indemnification that is made pursuant to Section 7.02 unless and until the aggregate amount of Damages that may be claimed pursuant to Section 7.02 exceeds $100,000.00 (the “Athenen Indemnification Threshold”), in which case, once the Athenen Indemnification Threshold has been reached, the Eliem Indemnified Parties shall be entitled to claim indemnification for all Damages in excess of the Athenen Indemnification Threshold.

(b) No Athenen Indemnified Party may recover any Damages in respect of any claim for indemnification that is made pursuant to Section 7.03 unless and until the aggregate amount of Damages that may be claimed pursuant to Section 7.03 exceeds $100,000.00 (the “Eliem Indemnification Threshold”), in which case, once the Eliem Indemnification Threshold has been reached, the Athenen Indemnified Parties shall be entitled to claim indemnification for all Damages in excess of the Eliem Indemnification Threshold.

(c) In no event shall the aggregate amount of Damages to be paid to the Eliem Indemnified Parties pursuant to Section 7.02 exceed $2,276,775.42; provided that the limitation in this Section 7.04(c) shall not apply with respect to claims (i) under Section 7.02(a) with respect to the representations and warranties of Athenen contained in Section 3.01 under the headings “Organization”, “Good Standing, Corporate Power and Qualification”; “Capitalization”; “Subsidiaries”; “Authorization”; “Intellectual Property”; and “Taxes” (collectively, the “Athenen Fundamental Representations”), or (ii) relating to fraud. In no event shall the aggregate amount of Damages to be paid to the Eliem Indemnified Parties pursuant to this Article VII (whether for the Athenen Fundamental Representations or for fraud) exceed an aggregate amount equal to $22,767,754.20.

(d) In no event shall the aggregate amount of Damages to be paid to the Athenen Indemnified Parties pursuant to Section 7.03 exceed $2,276,775.42; provided that the limitation in this Section 7.04(d) shall not apply with respect to claims (i) under Section 7.03(a) with respect to representations and warranties of Eliem contained in Section 3,02 under the headings “Organization”, “Good Standing, Corporate Power and Qualification”; “Capitalization”; “Subsidiaries”; “Authorization”; “Intellectual Property”; and “Taxes” (collectively, the “Eliem Fundamental Representations”), or (ii) relating to fraud. In no event shall the aggregate amount of Damages to be paid to the Athenen Indemnified Parties pursuant to this Article VII (whether for the Eliem Fundamental Representations of for fraud) exceed an aggregate amount equal to $22,767,754.20.

(e) Nothing herein shall limit the liability of a Holder for any fraud personally committed by such Holder.

(f) The right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of the parties contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date any Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of a party to consummate the Merger, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.

(g) Following the Closing, this Article VII shall constitute the sole and exclusive remedy of the Indemnified Parties against the Indemnifying Parties for recovery of Damages by arising out of or relating breach of the representations, warranties or covenants contained herein (and any other damages or losses arising out of any breach of or failure under any representation, warranty, covenant or agreement under this Agreement or otherwise relating in any way to the transactions contemplated hereby).

SECTION 7.05 Indemnification Claim Procedure.

(a) Subject to the limitations set forth in Section 7.04, if an Indemnified Party wishes to make an indemnification claim under this Article VII, the Representative appointed by such Indemnified Party (the “Indemnified Party Representative”) shall deliver a written notice (an “Indemnification Claim Notice”) to the Representative appointed by the Indemnifying Party (the “Indemnifying Party Representative”) (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Damages, and (ii) specifying in reasonable detail the individual items of such Damages, the date each such item was paid, incurred, suffered or sustained (to the extent known), or the basis for such anticipated liability, and, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. The Indemnified Party Representative may update an Indemnification Claim Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Indemnification Claim Notice.

(b) If the Indemnifying Party Representative shall not object in writing within the thirty (30) day period after receipt of an Indemnification Claim Notice by delivery to the Indemnified Party Representative of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party Representative that the Indemnified Party is entitled to the full amount of the claim for Damages set forth in such Indemnification Claim Notice.

(c) In such event, Eliem shall promptly release and retain from the Holdback Shares (and the rights to such retained Holdback Shares will be permanently forfeited by the Escrow Holders), or issue new shares of Eliem Common Stock to the Athenen Indemnified Parties, as applicable, in the amount of Damages set forth in such Indemnification Claim Notice. Should the Holdback Shares be insufficient to satisfy in whole the amount to be paid to an Eliem Indemnified Party by the Athenen Indemnifying Parties in accordance with such Indemnification Claim Notice, then each Athenen Indemnifying Party shall, within ten (10) business days following the expiration date of the right of the Indemnifying Party Representative to make an Indemnification Claim Objection Notice, pay to the Eliem Indemnified Party, such Athenen Indemnifying Parties’ Pro Rata Share of such shortfall (subject to the applicable liability limitations herein), such payment to be made in the form of shares of Eliem Common Stock and Eliem Series A Preferred Stock.

(d) In the event that the Indemnifying Party Representative shall deliver an Indemnification Claim Objection Notice in accordance with Section 7.05(b) within thirty (30) days after delivery of such Indemnification Claim Notice, the Indemnifying Party Representative and the Indemnified Party Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party Representative and the Indemnified Party Representative should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Indemnifying Party Representative and the Indemnified Party Representative, and shall be furnished to Eliem. Eliem shall release and retain Holdback Shares (and the rights to such retained Holdback Shares will be permanently forfeited by the Escrow Holders), or issue new shares of Eliem Common Stock, as applicable, in accordance with the terms of such memorandum. Should the Holdback Shares be insufficient to satisfy in whole the amount owed to an Eliem Indemnified Party in accordance with such memorandum and this Agreement, then each Athenen Indemnifying Party shall, within ten (10) business days following the date of such memorandum, pay to the Eliem Indemnified Party such Indemnifying Party’s Pro Rata Share of such shortfall (subject to the applicable liability limitations herein), such payment to be made in the form of shares of Eliem Common Stock and Eliem Series A Preferred Stock.

(e) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, either the Indemnifying Party Representative or the Indemnified Party Representative may commence litigation to resolve the matter, unless the amount of the Damages that is at issue is the subject of a pending litigation with a third party, in which event litigation shall not be commenced until such amount is ascertained or both parties agree to litigation, and in either such event the matter shall be settled by litigation conducted pursuant to Section 9.05.

(f) Eliem shall release and retain Holdback Shares (and the rights to any retained Holdback Shares will be permanently forfeited by the Escrow Holders), or shall issue new shares of Eliem Common Stock, as applicable, in accordance with, the terms of any such award, judgment, decree or order of the court(s), as applicable. Should the Holdback Shares be insufficient to satisfy in whole the amount owed to an Eliem Indemnified Party in accordance with such decision and this Agreement, then each Athenen Indemnifying Party shall, within ten (10) business days following the date of such decision, pay to the Eliem Indemnified Party such Indemnifying Party’s Pro Rata Share of such shortfall (subject to the applicable liability limitations herein, such payment to be made in the form of shares of Eliem Common Stock and Eliem Series A Preferred Stock).

(g) For all purposes of this Article VII, (i) for purposes of any claims or recovery by the Eliem Indemnified Parties: (A) any shares of Eliem Common Stock held within the Holdback Shares or otherwise paid as any portion of the Merger consideration shall be valued at $2.40 per share and (B) any shares of Eliem Series A Preferred Stock paid as any portion of the Merger consideration shall be valued at $3.00 per share and (ii) for purposes of any claims or recovery by the Athenen Indemnified Parties, any shares of Eliem Common Stock to be issued to such Athenen Indemnified Parties shall be valued at $2.40 per share.

SECTION 7.06 Third Party Claims.

(a) In the event an Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) which such Indemnified Party reasonably believes may result in a demand against the Holdback Shares or for other indemnification pursuant to this Article VII, the Indemnified Party Representative for such Indemnified Party shall notify the Indemnifying Party Representative of such Third Party Claim (it being understood that no delay in providing such notice shall prejudice an Indemnified Party’s rights under this Article VII, unless and then only to the extent that the Indemnifying Parties are materially prejudiced thereby), and, in the event that the Athenen Representative is the Indemnifying Party Representative, the Athenen Representative shall be entitled on behalf of the Athenen Indemnifying Parties, and only to the extent it does not affect any privilege relating to any Eliem Indemnified Party, to consult with the Eliem Representative with respect to, but not to determine or conduct, the defense of such Third Party Claim.

(b) The Eliem Representative shall have the right in its sole discretion to conduct the defense of, and to settle, any such Third Party Claim; provided, however, that, in the event that the Athenen Representative is the Indemnifying Party Representative, except with the consent of the Athenen Representative, no settlement or resolution of any such Third Party Claim shall be determinative of the existence or the amount of Damages resulting from, arising out of or relating to such Third Party Claim (including the Eliem Indemnified Parties’ reasonable attorneys’ and consultants’ fees and expenses incurred in connection with investigating, defending (including expenses of offensive actions taken in connection with any defensive strategy) against or settling such Third Party Claims (such fees and expenses, “Claim Fees”). In the event that the Athenen Representative has consented to any such settlement or resolution, the Athenen Indemnifying Parties shall have no power or authority to object under any provision of this Article VII to the amount of Damages resulting from, arising out of or relating to such Third Party Claim (including the Eliem Indemnified Parties’ Claim Fees), and the Eliem Indemnified Parties shall be entitled to indemnification for the entire amount of such Damages (including the Eliem Indemnified Parties’ Claim Fees), subject to the applicable limitations contained in Section 7.04. In the event that the Athenen Representative does not, in accordance with the terms of this Section 7.06(b), consent to any such settlement or resolution, then the Athenen Representative shall be entitled to submit the dispute with the Eliem Representative with respect to the existence or amount of Damages resulting from, arising out of or relating to such Third Party Claim (including the Eliem Indemnified Parties’ Claim Fees) to a court pursuant to the procedures set forth in Section 9.05.

SECTION 7.07 Satisfaction of Claims.

(a) The indemnification obligations of the Eliem Indemnifying Parties under this Article VII shall be satisfied solely by issuing to each Athenen Indemnified Party such Athenen Indemnified Party’s Pro Rata Share of new shares of Eliem Common Stock.

(b) The indemnification obligations of the Athenen Indemnifying Parties under this Article VII shall be satisfied solely from the following sources:

(i) First, from shares of Eliem Common Stock held in the Holdback Shares; and

(ii) Second, to the extent the Holdback Shares are insufficient or unavailable, directly from the Holders, such payment to be made by the Holders in accordance with their respective Pro Rata Shares.

(c) For the purposes of this Agreement, “Pro Rata Share” means, with respect to a particular Escrow Holder or Holder, as the case may be:

(i) with respect to (y) shares of Eliem Common Stock to be held as Holdback Shares, and (z) claims against shares of Eliem Common Stock held in the Holdback Shares, (1) the aggregate number of Holdback Shares contributed by such Escrow Holder divided by (2) the aggregate number of Holdback Shares contributed by all Escrow Holders;

(ii) with respect to claims above the value of the Holdback Shares directly against the Holders, (1) the aggregate number of shares of Eliem Common Stock and Eliem Series A Preferred Stock such Holder is entitled to receive pursuant to Sections 2.01(a) and (c) with respect to such Holder’s Athenen Common Stock and Athenen Preferred Stock divided by (2) the aggregate number of shares of Eliem Common Stock and Eliem Series A Preferred Stock all Holders are entitled to receive pursuant to Sections 2.01(a) and (c) with respect to such Holders’ Athenen Common Stock and Athenen Preferred Stock, in each case, prior to any deduction of Holdback Shares, after giving effect to any contribution of Holdback Shares; and

(iii) with respect to new shares of Eliem Common Stock to be issued to the Holders pursuant to this Article VII: (1) the aggregate number of shares of Eliem Common Stock and Eliem Series A Preferred Stock such Holder is entitled to receive pursuant to Sections 2.01(a) and (c) with respect to such Holder’s Athenen Common Stock and Athenen Preferred Stock divided by (2) the aggregate number of shares of Eliem Common Stock and Eliem Series A Preferred Stock all Holders are entitled to receive pursuant to Sections 2.01(a) and (c) with respect to such Holders’ Athenen Common Stock and Athenen Preferred Stock prior to any deduction of Holdback Shares.

(d) Notwithstanding anything herein to the contrary, (i) in no event shall the Eliem Indemnified Parties have recourse against the Holders to assets other than the Eliem Common Stock and Eliem Series A Preferred Stock received in the Merger and (ii) in no event shall the Athenen Indemnified Parties have recourse against the Eliem Indemnifying Parties to assets other than additional shares of Eliem Common Stock.

ARTICLE VIII

REPRESENTATIVES

SECTION 8.01 Athenen Representative.

(a) By virtue of the execution and delivery of a Joinder Agreement, and the adoption of this Agreement and approval of the Merger by the stockholders of Athenen, each of the Athenen Indemnifying Parties hereby irrevocably makes, constitutes and appoints the Athenen Representative as his, her or its agent and attorney-in-fact with full power of appointment and substitution to act together for him, her or it and in his, her or its name in connection with all matters relating to this Agreement.

(b) Each of the Athenen Indemnifying Parties hereby gives the Athenen Representative full power and authority to: (i) execute amendments to this Agreement; (ii) give and receive all notices, waivers and other communications relating to this Agreement, including without limitation or any Indemnification Claim Notice or Indemnification Claim Objection Notice; (iii) act on such the Athenen Indemnifying Party’s behalf according to the terms of this Agreement, including, without limitation, in the negotiation, settlement and/or defense in connection with any matter as to which such the Athenen Indemnifying Party is an Indemnifying Party or to otherwise resolve any indemnification matters contemplated by Article VII hereof, all in the absolute discretion of the Athenen Representative; (iv) engage and compensate professionals, including attorneys and accountants, on behalf of the Athenen Indemnifying Parties, to advise and assist the Athenen Representative in the performance of the Athenen Representative’s duties under this Agreement in the absolute discretion of the Athenen Representative; and (v) in general, do all things and to perform all acts, including, without limitation, executing and delivering all agreements, waivers, certificates, receipts, instructions, instruments and documents, contemplated by or deemed advisable in connection with this Agreement all without notice to any the Athenen Indemnifying Party and with the same effect as if the Athenen Indemnifying Parties had themselves taken such action. Notices or communications to or from the Athenen Representative shall constitute notice to or from the Athenen Indemnifying Parties.

(c) The foregoing power of attorney is a special power of attorney coupled with an interest, is irrevocable and shall survive the death or legal incapacity of each Athenen Indemnifying Party. The power of attorney shall survive the assignment by an Athenen Indemnifying Party of his, her or its rights and interests under this Agreement. This power of attorney shall not be affected by the subsequent incapacity or mental incompetence of any Athenen Indemnifying Party.

(d) A decision, act, consent or instruction of the Athenen Representative shall constitute a decision of the Athenen Indemnifying Parties and shall be final, binding and conclusive upon the Athenen Indemnifying Parties and each such Athenen Indemnifying Party’s successors as if expressly confirmed in writing by such Athenen Indemnifying Party, and all defenses which may be available to any Athenen Indemnifying Party to contest, negate, or disaffirm the actions of the Athenen Representative taken in good faith under this Agreement are waived. Eliem and the Eliem Representative may rely upon any such decision, act, consent or instruction of the Athenen Representative as being the decision, act, consent or instruction of the Athenen Indemnifying Parties. Eliem and the Eliem Representative are each hereby relieved from any liability to any person for any acts done by Eliem or the Eliem Representative in accordance with such decision, act, consent or instruction of the Athenen Representative.

(e) The Athenen Representative shall not be liable to any Athenen Indemnifying Party for any error of judgment or for any act done or omitted by the Athenen Representative in good faith, or for anything which the Athenen Representative may in good faith do or refrain from doing while acting in the capacity of the Athenen Representative pursuant to the terms hereunder. Any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Athenen Indemnifying Parties shall indemnify and hold harmless the Athenen Representative from and against any Damages or expenses incurred without gross negligence or bad faith on the part of the Athenen Representative and arising out of or in connection with the acceptance or administration of the Athenen Representative’s duties hereunder.

SECTION 8.02 Eliem Representative.

(a) Eliem hereby irrevocably makes, constitutes and appoints the Eliem Representative as its agent and attorney-in-fact with full power of appointment and substitution to act together for it and in its name in connection with all matters relating to this Agreement.

(b) Eliem hereby gives the Eliem Representative full power and authority to: (i) execute amendments to this Agreement; (ii) give and receive all notices, waivers and other communications relating to this Agreement, including without limitation or any Indemnification Claim Notice or Indemnification Claim Objection Notice; (iii) act on Eliem’s behalf according to the terms of this Agreement, including, without limitation, in the negotiation, settlement and/or defense in connection with any matter as to which Eliem is an Indemnifying Party or to otherwise resolve any indemnification matters contemplated by Article VII hereof, all in the absolute discretion of the Eliem Representative; (iv) engage and compensate professionals, including attorneys and accountants, on behalf of Eliem, to advise and assist the Eliem Representative in the performance of the Eliem Representative’s duties under this Agreement in the absolute discretion of the Eliem Representative; and (v) in general, do all things and to perform all acts, including, without limitation, executing and delivering all agreements, waivers, certificates, receipts, instructions, instruments and documents, contemplated by or deemed advisable in connection with this Agreement all without notice to Eliem and with the same effect as if Eliem had itself taken such action. Notices or communications to or from the Eliem Representative shall constitute notice to or from Eliem.

(c) The foregoing power of attorney is a special power of attorney coupled with an interest, and is irrevocable. The power of attorney shall survive the assignment by Eliem of its rights and interests under this Agreement.

(d) A decision, act, consent or instruction of the Eliem Representative shall constitute a decision of Eliem and shall be final, binding and conclusive upon Eliem and Eliem’s successors as if expressly confirmed in writing by Eliem, and all defenses which may be available to Eliem to contest, negate, or disaffirm the actions of the Eliem Representative taken in good faith under this Agreement are waived. Athenen, the Holders and the Athenen Representative may rely upon any such decision, act, consent or instruction of the Eliem Representative as being the decision, act, consent or instruction of Eliem. Athenen, the Holders and the Athenen Representative are each hereby relieved from any liability to any person for any acts done by Athenen, the Holders or the Athenen Representative in accordance with such decision, act, consent or instruction of the Eliem Representative.

(e) The Eliem Representative shall not be liable to Eliem for any error of judgment or for any act done or omitted by the Eliem Representative in good faith, or for anything which the Eliem Representative may in good faith do or refrain from doing while acting in the capacity of the Eliem Representative pursuant to the terms hereunder. Any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Eliem shall indemnify and hold harmless the Eliem Representative from and against any Damages or expenses incurred without gross negligence or bad faith on the part of the Eliem Representative and arising out of or in connection with the acceptance or administration of the Eliem Representative’s duties hereunder.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by e-mail or by overnight courier (providing proof of delivery) to the parties at the following addresses and e-mail addresses (or at such other address or e-mail addresses for a party as shall be specified by like notice):

(a) if to Athenen, to:

Athenen Therapeutics, Inc.

c/o RA Capital Management

200 Berkeley Street, 18th Floor

Boston, MA 02116

Attn: President

with a copy to:

Mintz

One Financial Center

Boston, MA 0211

Attn: Lewis J. Geffen

Email: LJGeffen@mintz.com

(b) if to Eliem, to:

Eliem Therapeutics, Inc.

Attn: James B. Bucher

Email: Jim.Bucher@eliemtx.com

with a copy to:

Cooley LLP

Reston Town center

11951 Freedom Drive

14th Floor

Reston, VA 20190 Attn: Matthew Schwee; Izzy Lubarsky

Email: mschwee@cooley.com; ilubarsky@cooley.com

(c) if to the Athenen Representative, to:

Adam Rosenberg

c/o RA Capital Management

200 Berkeley Street, 18th Floor

Boston, MA 02116

if to the Eliem Representative, to:

AI ETI LLC

c/o Access Industries Management, LLC

40 West 57th Street, 28th Floor

New York, NY 10019

Attn: Legal Department; Langhorne Perrow

Email: legalnotices@accind.com; lperrow@accind.com

with a copy to:

Hand Baldachin & Associates LLP

1740 Broadway, 15th Floor

New York, NY 10019

Attn: Alan Baldachin

Email: abaldachin@hballp.com

SECTION 9.02 Entire Agreement. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

SECTION 9.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. For purposes of this Section 9.03, the Holders are deemed to have agreed that any amendment of this Agreement signed by Athenen (prior to the Closing) or the Athenen Representative (following the Closing) shall be binding upon and effective against the Holders whether or not they have signed such amendment.

SECTION 9.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 9.05 Governing Law. This Agreement shall be governed by, and construed in accordance with the DGCL to the extent required thereby, and then to the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of first, the Court of Chancery within New Castle County in the State of Delaware (and any appellate court thereof located within such county) and to the extent such Court of Chancery (or appellate court thereof located within such county) lacks jurisdiction over the matter, the Federal courts of the United States of America located within New Castle County in the State of Delaware (or appellate court thereof located within such county) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.01 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in New Castle County, Delaware.

SECTION 9.06 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

SECTION 9.07 Prevailing Party Fees. If any action, suit or proceeding is commenced to enforce this Agreement or any right arising in connection with this Agreement (including, without limitation, any claim for indemnification under Article VII), the prevailing party in such action or proceeding will be entitled to recover from the other party the reasonable attorneys’ fees, costs and expenses incurred by such prevailing party in connection with such action, suit or proceeding.

SECTION 9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.09 Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of the provision in any other jurisdiction.

SECTION 9.10 Other Remedies. Except as otherwise expressly provided herein (including Section 7.04(g) hereof), any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

However, notwithstanding the foregoing, following the Closing, Section 7.04(g) shall exclusively control regarding remedies under this Agreement.

SECTION 9.11 No Third Party Beneficiaries. Nothing in this Agreement is intended to, or shall be construed to, confer upon any other person any rights or remedies hereunder, except for the Indemnified Parties under Article VII.

SECTION 9.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.13 Interpretation; Rules of Construction. Capitalized terms used herein shall have the meanings ascribed to them herein (if any). The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” When a reference is made in this Agreement to a Schedule or an Exhibit, such reference shall be to a Schedule or an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive and shall mean “and/or.” The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. References to “$” and “Dollars” are to the lawful currency of the United Sates.

SECTION 9.14 Defined Terms Used in this Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any limited partner, member or stockholder of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

(b) “Athenen Intellectual Property” means all Intellectual Property owned or used by Athenen in the conduct of Athenen’s business as now conducted and as presently proposed to be conducted.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Eliem Intellectual Property” means all Intellectual Property owned or used by Eliem in the conduct of Eliem’s business as now conducted and as presently proposed to be conducted.

(e) “Intellectual Property” means all patents (including any patent disclosures and all related continuation, continuation in part, divisional, reissue, reexamination, utility model, renewals, extensions, certificate of invention and design patents), patent applications and registrations (including any applications for registration), registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, software and computer algorithms, inventions, know-how, trade secrets, confidential information, database rights and rights in data, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights and industrial property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, rights under licenses in, to and under any of the foregoing, and the right to make applications for any of the foregoing, extensions and renewals thereof, and all rights of a similar nature, in each case anywhere in the world.

(f) “Knowledge” including the phrase to Athenen’s or Eliem’s knowledge, as applicable, shall mean the actual knowledge after reasonable investigation of the officers of Athenen or Eliem, as applicable.

(g) “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of such Person and its subsidiaries, taken as a whole.

(h) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(i) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ELIEM THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Robert Azelby
Name: Robert Azelby
Title: Chief Executive Officer

ATHENA MERGER SUB INC.,
a Delaware corporation

By:	/s/ Robert Azelby
Name: Robert Azelby
Title: Chief Executive Officer

ATHENEN THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Adam Rosenberg
Name: Adam Rosenberg
Title: President and CEO

ADAM ROSENBERG,
as Athenen Representative

/s/ Adam Rosenberg

AI ETI LLC,
as Eliem Representative

By:	/s/ Suzette Del Giudice / Peter L. Thoren
Name: Suzette Del Giudice / Peter L. Thoren
Title: Executive Vice Presidents